UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2017
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MIDDLEBURG FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	0-24159 (Commission File Number)	54-1696103 (I.R.S. Employer Identification No.)

111 West Washington Street Middleburg, Virginia (Address of principal executive offices)	20117 (Zip Code)

Registrant's telephone number, including area code: (703) 777-6327

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Effective April 1, 2017, Middleburg Financial Corporation (the "Company") completed its previously announced merger (the "Merger") with Access National Corporation ("Access"), pursuant to the Agreement and Plan of Reorganization, dated as of October 21, 2016, by and between the Company and Access (the "Merger Agreement").  At closing, the Company merged with and into Access, with Access as the surviving company.  As a result of the Merger, and pursuant to the terms and conditions of the Merger Agreement, each share of the Company's common stock was converted into the right to receive 1.3314 shares of Access common stock (the "Merger Consideration").

At the effective time of the Merger, each outstanding option to purchase shares of the Company's common stock was cancelled for a cash payment equal to the product of (i) the difference between the closing sale price of the Company's common stock on the trading day immediately preceding the effective date of the Merger and the per share exercise price of the stock option, and (ii) the number of shares of the Company's common stock subject to such stock option.  In addition, each outstanding restricted stock award vested in full and was converted into unrestricted shares of Access common stock based on the exchange ratio.

Immediately following the Merger, Middleburg Bank, a Virginia banking corporation and wholly owned subsidiary of the Company, merged with and into the Access National Bank, a national banking association and wholly owned subsidiary of Access, with Access National Bank as the surviving entity.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the Nasdaq Stock Market ("Nasdaq") on March 31, 2017 that, at the effective time of the Merger, each share of the Company's common stock issued and outstanding immediately prior to such time, was automatically cancelled and converted into the right to receive the Merger Consideration. On March 31, 2017, the Company requested Nasdaq to promptly file with the Securities and Exchange Commission (the "SEC") a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on Form 25 to delist and deregister the shares of the Company's common stock. Following the effectiveness of such Form 25, the Company intends to file with the SEC a certification on Form 15 under the Exchange Act requesting that the shares of the Company's common stock be deregistered and that the Company's reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03   Material Modification to Rights of Security Holders.

The disclosure set forth under Items 2.01 and 3.01 is incorporated by reference into this Item 3.03.

Item 5.01   Changes in Control of Registrant.

On April 1, 2017, pursuant to the terms of the Merger Agreement, Access completed the acquisition of the Company through the merger of the Company with and into Access, with Access continuing as the surviving corporation. As a result of the Merger, each share of the Company's common stock issued and outstanding immediately prior to such time was automatically cancelled and converted into the right to receive the Merger Consideration. The aggregate amount paid by Access for the Merger Consideration was 9,516,290 shares of the Access common stock, which had a value of approximately $285.7 million based on the closing price of Access common stock on March 31, 2017.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the closing of the Merger, and pursuant to the terms and conditions of the Merger Agreement, Raj Mehra, the Company's Executive Vice President and Chief Financial Officer, terminated his employment with the Company on March 31, 2017.  In connection therewith, on March 31, 2017, Mr. Mehra executed a separation agreement and general release pursuant to which he agreed to customary confidentiality covenants and further agreed to release and waive any and all claims against the Company, Access and their respective affiliates and subsidiaries, among other parties.

Also in connection with the closing of the Merger, the Company and each of Gary Shook, the Company's President and Chief Executive Officer, Jeffrey H. Culver, the Company's Senior Executive Vice President and Chief Operating Officer, and David L. Hartley, the President of Middleburg Investment Group, terminated their respective split dollar insurance agreements with the Company, effective upon the closing of the Merger and contingent on the respective officer entering into a replacement split dollar agreement with Access National Bank that provides a death benefit of at least $200,000 at the effective time of the Merger.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1
Agreement and Plan of Reorganization, dated as of October 21, 2016, between Access National Corporation and Middleburg Financial Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on October 25, 2016).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS NATIONAL CORPORATION
(as successor to Middleburg Financial Corporation)

Date: April 6, 2017	By:	/s/ Michael W. Clarke
Michael W. Clarke
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1
Agreement and Plan of Reorganization, dated as of October 21, 2016, between Access National Corporation and Middleburg Financial Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on October 25, 2016).